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                                                                    EXHIBIT 10.2


                         SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is entered into as of this day of September, 2002, among COLLINS & AIKMAN PRODUCTS CO. and any successors thereto (collectively, the "Company") and Russell Stroud (the "Executive").

The Executive and the Company agree as follows:

     1. Separation. The employment relationship between the Executive and the Company will terminate on October 1, 2002 (the "Termination Date"). Effective as of the Termination Date, the Executive's employment will be terminated as (i) Senior Vice President Global Procurement and Supply Chain Management and (ii) all other officer, director, committee member and employee positions with the Company, its parent corporation and its subsidiaries.

     2. Payments. Prior to the date of this Agreement, the Company has paid Executive for services rendered through the Termination Date (except that Executive will be paid for the September 2002 pay period in accordance with the Company's normal payroll practices). The Company and the Executive hereby agree:

          (i) that the Executive is not entitled to receive (x) payment for any accrued and unused vacation time or (y) any benefits under any pension or similar plan maintained by the Company;

          (ii) that the Executive's stock options that have vested prior to the Termination Date may be exercised at any time on or prior to the date which is 90 days after the Termination Date, after which time all such options shall expire and be of no further force and effect and that Executive's stock options that had not vested prior to the Termination Date expired on the Termination Date; and

          (iii) subject to Executive's compliance with Sections 5 and 6 hereof, the Company shall (x) pay to Executive for a period of 24 months from the Termination Date (the "Restricted Period") $270,000 per year, representing Executive's base salary as in effect on the Termination Date on a periodic basis in accordance with the Company's normal pay practices as may be in effect from time to time, commencing with the first payroll payment date following the Termination Date; and (y) make available to Executive during the Restricted Period the benefits set forth on Schedule A hereto in the amounts and of the types provided to Executive on the Termination Date (or substantially equivalent benefits) and $20,000 per year for perquisites, net of any income taxes payable by Executive on such amount, payable to Executive
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          on a periodic basis at the times payments pursuant to clause (iii)(x)
          above are made; provided that the Company shall not be required to provide any such benefit or perquisite from and after the date the Executive receives any comparable benefit or perquisite from another employer (and Executive shall promptly notify the Company of his receipt of any such perquisite or benefit).

     3. Release. In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive's heirs, executors and assigns hereby releases and forever discharges the Company and its members, shareholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive's employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave);
     Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee
     Retirement Income Security Act of 1974, as amended; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive's employment with or resignation or termination from the Company, including any claim under any written or oral understandings relating to employment. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA, and the Executive acknowledges that he has been so advised. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver. The Executive may revoke this release
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     within seven days of the date of this Agreement by providing written notice to the Chief Executive Officer of the Company and upon any such revocation Executive shall not be entitled to any of the compensation or benefits provided for in this Agreement. This release does not release the Company from any obligations due to the Executive under this Agreement. This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.

     4. Acknowledgment of No Reinstatement. The Executive understands and agrees that the consideration provided for herein is more than (and in lieu of) that which the Executive would otherwise be entitled to under the Company's existing plans and policies or otherwise. The Executive waives any right to reinstatement or future employment with the Company following the Executive's separation from the Company on the Termination Date.

     5. Non-Disparagement. The Executive agrees not to make any oral or written statements or otherwise take any action that is intended or may reasonably be expected to disparage the reputation, business, prospects or operations of the Company, its affiliates, officers, directors, stockholders or employees or any persons related to the foregoing.

     6. Confidentiality; Non-Competition; Etc. (a) The Executive agrees that the Executive will keep confidential all confidential information and trade secrets of the Company or any of its subsidiaries or affiliates and will not disclose such information to any person without prior approval of the Board of Directors of the Company or use such information for any purpose. It is understood that for purposes of this Agreement the term "confidential information" is to be construed broadly to include all material nonpublic or proprietary information. The Executive shall promptly return any documents, records, data, books or materials of the Company or its subsidiaries or affiliates in his possession or control and any of his workpapers containing confidential information or trade secrets of the Company or its subsidiaries or affiliates.

          (b) The Executive agrees that during the Restricted Period, the Executive shall not, directly or indirectly (whether for compensation or otherwise), as an agent, principal, partner, employee, officer, director, trustee, consultant, shareholder, or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any of the Competing Businesses (as defined below); provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to preclude the Executive from owning not more than 2% of the publicly traded securities of any Competing Business. The "Competing Businesses" shall mean Intiers Automotive Inc., Lear Corporation, Johnson Controls, Inc. and any subsidiary or affiliate of any such
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     company or any of their successors.

          (c) The Executive acknowledges that the agreements and covenants contained in this Section are essential to protect the value of the Company's and its subsidiaries' business and assets and by virtue of his employment with the Company, the Executive has obtained knowledge, contacts, know-how, training, experience and other information relating to the Company's and its subsidiaries' business operations, and there is a substantial probability that such knowledge, know-how, contacts, training, experience and information could be used to the substantial advantage of a competitor of the Company and its subsidiaries and to the Company's and its subsidiaries' substantial detriment. Accordingly, for a period commencing on the date hereof and ending on the calendar day following the last day of the Restricted Period, the Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or any of its subsidiaries and any customer, client, supplier, distributor or agent of the Company or any of its subsidiaries.

          (d) Executive covenants and agrees that he will not during the Restricted Period, (i) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of the Company or any of its subsidiaries or affiliates at any time during the 24 month period immediately preceding the Termination Date, (ii) induce or attempt to induce any employee of the Company or any of its subsidiaries or affiliates to terminate such employment or (iii) interfere with the relationship of the Company or any of its subsidiaries of affiliates with any person, including any person who, at any time during the 24 month period immediately preceding the Termination Date, was an employee, contractor, supplier or customer of the Company or any of its subsidiaries or affiliates.

          (e) It is the desire and intent of the parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made. The Executive agrees that he will execute any and all documents which are reasonably necessary to effectuate the provisions of this Section.

          (f) If there is a breach or threatened breach by the Executive of the provisions of this Agreement, the Company or its affiliates shall be entitled, without the requirement to post a bond, to an injunction restraining the Executive from such
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     breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

     7. Cooperation; Reimbursement. The Executive shall, at the request of the Company, assist and cooperate with the Company in the defense and/or investigation of any third party claim or any investigation or proceeding, whether actual or threatened, including, without limitation, participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body. The Company shall reimburse the Executive for all reasonable expenses incurred by him in connection with such assistance including, without limitation, travel expenses.

     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to the principles of conflict of laws.

     9. Withholding. All payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

     10. Complete Agreement. This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. Any oral or written understandings concerning the Executive's employment are hereby terminated, including any agreements with stated effect after termination including, without limitation, the Employment Agreement, dated as of February 18, 2002, by and among the Executive and the Company. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     11. Voluntary Agreement. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive hereby acknowledges and waives the opportunity of at least 21 days to consider this Agreement.

     12. Successors and Assigns. The Company will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all, or substantially all, of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such succession or assignment had not taken place. This Agreement
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     shall inure to the benefit of and be binding on the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
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The parties to this Agreement have executed this Agreement as of the day and year first written above.

                                    COLLINS & AIKMAN CORPORATION


                                    By:
                                       -------------------------------------
                                       Name:
                                       Title:

                                    EXECUTIVE



                                    ----------------------------------------
                                    Name:        Russell Stroud


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                                   Schedule A

(i)      Continued use of Company cellular phone plan

(ii)     Continued use of Executive Gasoline Card

(iv)     Basic Life Insurance

(v)      Basic Accidental Death & Dismemberment Insurance